                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              ARGONAUT GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                          [Argonaut Group, Inc. Logo]

                         10101 REUNION PLACE, SUITE 800
                            SAN ANTONIO, TEXAS 78216

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 30, 2002

     The annual meeting of stockholders (the "Annual Meeting") of Argonaut Group, Inc. ("Argonaut Group" or the "Company") will be held on Tuesday, April 30, 2002 at 11:00 a.m. at La Mansion del Rio Hotel, 112 College Street, San Antonio, Texas 78205.

     The Annual Meeting is called for the following purposes:

          1. To elect directors.

          2. To vote on a proposal to amend the Company's Amended and Restated Stock Incentive Plan (formerly the Amended and Restated Stock Option Plan) to increase the number of shares of the Company's Common Stock available for issuance under the plan from 3,000,000 shares to 4,500,000 shares, to extend the expiration date of the plan from March 19, 2009 to February 4, 2012, and to add provisions allowing the issuance of Common Stock pursuant to grants of restricted stock awards.

          3. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 1, 2002 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting. A list of such stockholders will be open to examination by any stockholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting during ordinary business hours at the Argonaut Group, Inc., Corporate Offices, 10101 Reunion Place, Suite 800, San Antonio, Texas 78216.

     The vote of each stockholder is important. I urge you to sign, date and return the enclosed proxy card as promptly as possible. In this way, you can be sure your shares will be voted at the Annual Meeting.

                                          By Order of the Board of Directors

                                          BYRON L. LEFLORE, JR.
                                          Secretary

April 5, 2002

REGARDLESS OF WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

                          [Argonaut Group, Inc. Logo]

                               CORPORATE OFFICES:
                         10101 REUNION PLACE, SUITE 800
                            SAN ANTONIO, TEXAS 78216

                             ---------------------

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by Argonaut Group, Inc. ("Argonaut Group" or the "Company") of the enclosed proxy to vote shares of the Company's Common Stock (the "Common Stock") at the annual meeting of stockholders (the "Annual Meeting") to be held on Tuesday, April 30, 2002, at 11:00 a.m. at La Mansion del Rio Hotel, 112 College Street, San Antonio, Texas 78205 and at any postponements or adjournments thereof. Matters to be voted upon at the meeting include the election of directors and the amendment of the Company's Amended and Restated Stock Incentive Plan (formerly the Amended and Restated Stock Option Plan), as well as such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Shares represented by duly executed proxies in the accompanying form received before the Annual Meeting will be voted at the Annual Meeting. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote in person. If a stockholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of election of the nominees specified herein and in favor of the amendment of the Company's Amended and Restated Stock Incentive Plan.

     The principal solicitation of proxies is being made by mail, however, additional solicitation may be made by directors, officers and regular employees of the Company and its subsidiaries. The Company has retained the services of W.F. Doring & Co. to aid in the solicitation of proxies. Fees and expenses to be incurred by the Company in this connection are estimated not to exceed $10,000. The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation materials. This proxy statement and the accompanying form of proxy are being mailed to stockholders on or about April 5, 2002.

                               VOTING SECURITIES

SECURITIES OUTSTANDING

     March 1, 2002 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. On that date there were 21,557,238 shares of the Common Stock issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 1, 2002 of each person known to the Company to beneficially own more than 5 percent of the Common Stock.

                                                                    COMMON STOCK
                                                      ----------------------------------------
                                                        NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)   PERCENT OF CLASS
------------------------------------                  ---------------------   ----------------
Singleton Group LLC.................................
  335 Maple Drive, Suite 177                                4,663,056               21.6%
  Beverly Hills, CA 90210
Mario J. Gabelli....................................
  One Corporate Center                                      1,687,800(2)             7.4%
  Rye, NY 10580-1435
Royce & Associates, Inc. ...........................
  1414 Avenue of the Americas                               1,328,900                5.8%
  New York, NY 10019
Dimensional Fund Advisors Inc. .....................
  1299 Ocean Avenue, 11th Floor                             1,146,200(3)             5.3%
  Santa Monica, CA 90401
Fayez S. Sarofim....................................
  Two Houston Center, Suite 2907                            1,138,508(4)             5.3%
  Houston, TX 77010

---------------

(1) The information in this table is based on information supplied by principal stockholders of Argonaut Group and on any Schedules 13D, 13F-HR or 13G filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days, including under stock options that were exercisable on March 1, 2002 or that become exercisable within 60 days after March 1, 2002. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Mr. Mario Gabelli is the Chief Executive Officer and Chief Investment Officer of Gabelli Funds, Inc. and GAMCO Investors, Inc., and is a director/trustee of all registered investment companies advised by Gabelli Funds, Inc. Mario Gabelli may be deemed to be the beneficial owner of 1,687,800 shares of Common Stock held by the following entities: Gabelli Funds, LLC, as agent; 334,900 shares, Gabelli Asset Management Company, as agent; 1,341,900 shares, Gabelli Securities, Inc.; 11,000 shares. Each of these funds has sole voting and dispositive powers, except that (i) Gabelli Asset Management Company Investors do not have the authority to vote 141,500 of the reported shares, (ii) Gabelli Funds has sole dispositive power and voting power so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in Argonaut Group and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli is indirect with respect to securities beneficially owned directly by the various entities of Gabelli Funds, Inc.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possessed both investment and voting power over 1,146,200 shares of Argonaut Group, Inc. stock. The

    Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(4) Mr. Sarofim may be deemed to be the beneficial owner of 1,138,508 shares of Common Stock. Of those shares, Mr. Sarofim has sole voting and dispositive power with respect to 648,776 shares which are owned of record and beneficially by him and 6,000 shares which he has the right to acquire within 60 days after March 1, 2002 through the exercise of options. Mr. Sarofim may be deemed to have shared voting power as to 466,881 shares and shared dispositive power as to 483,732 shares. Of the securities which are not subject to sole voting and dispositive power, 70,302 are held in investment advisory accounts managed by Fayez Sarofim & Co. for numerous clients, 409,506 are held by Sarofim International Management Company for its own account and 1,923 are held in client accounts managed by Sarofim Trust Co. Fayez Sarofim & Co. is an investment adviser registered under
    Section 203 of the Investment Advisers Act of 1940, of which Mr. Sarofim is Chairman of the Board, President and, through a holding company, the majority stockholder. Sarofim International Management Company and Sarofim Trust Co. are wholly owned subsidiaries of Fayez Sarofim & Co. Additionally, trusts of which Mr. Sarofim is a trustee own 2,001 shares as to which Mr. Sarofim shares voting and dispositive power but has no beneficial interest.

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 1, 2002 of (i) each director or director nominee of the Company, (ii) each executive officer of the Company for whom information is given in the summary compensation table in this proxy statement, and (iii) all directors, director nominees and executive officers of the Company as a group.

                                                                    COMMON STOCK
                                                        -------------------------------------
                                                          NUMBER OF SHARES        PERCENT OF
NAME OF BENEFICIAL OWNER                                BENEFICIALLY OWNED(1)        CLASS
------------------------                                ---------------------     -----------
Gary V. Woods.........................................            7,000(2)              *
Michael T. Gray.......................................            8,000(2)              *
Jerrold V. Jerome.....................................           38,094(2)              *
Judith R. Nelson......................................            7,000(2)              *
John R. Power, Jr. ...................................            6,000(2)              *
George A. Roberts.....................................          247,065(2)            1.1%
Fayez S. Sarofim......................................        1,138,508(2)(3)         5.3%
Mark E. Watson III....................................          176,755(4)              *
Mark W. Haushill......................................            6,377(5)              *
Byron L. LeFlore, Jr. ................................            5,000(6)              *
James M. Richter......................................               51                 *
All directors, director nominees and executive
  officers as a group (11 persons)....................        1,639,850(1)(7)         7.6%

---------------

 *  Less than 1 percent of the outstanding Common Stock.

(1) The information in this table is based on information supplied by directors, director nominees and executive officers of the Company and on any Schedule 13G filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days, including under stock options that were exercisable on March 1, 2002 or that become exercisable within 60 days after March 1, 2002. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 6,000 shares which the director has the right to acquire within 60 days after March 1, 2002 through the exercise of options.

(3) See also footnote (4) to the preceding table regarding Mr. Sarofim's stock ownership. Percentages are based on the number of shares outstanding and entitled to vote on the record date, March 1, 2002.

(4) Includes 175,000 shares which Mr. Watson has the right to acquire within 60 days after March 1, 2002 through the exercise of options. Does not include 40,000 shares of common stock to be issued to Mr. Watson pursuant to restricted stock grants and subject to stockholder approval of the proposed amendment to the Company's Amended and Restated Stock Incentive Plan.

(5) Includes 6,250 shares which Mr. Haushill has the right to acquire within 60 days after March 1, 2002 through the exercise of options. Does not include 3,500 shares of common stock to be issued to Mr. Haushill pursuant to restricted stock grants and subject to stockholder approval of the proposed amendment to the Company's Amended and Restated Stock Incentive Plan.

(6) Includes 5,000 shares which Mr. LeFlore has the right to acquire within 60 days after March 1, 2002 through the exercise of options.

(7) Includes an aggregate of 228,250 shares of which the officers and directors have the right to acquire within 60 days of March 1, 2002 through the exercise of options.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

     Eight directors are to be elected at the Annual Meeting to serve for a term of one year or until the election and qualification of their successors. Duly executed proxies will be voted in favor of electing the eight nominees named below as directors of Argonaut Group unless authority to so vote is withheld. Each nominee is currently a director. Proxies will be voted for substitute nominees in the event that any of the present nominees is unwilling or unable to serve. Argonaut Group is not presently aware of the unwillingness or inability of any nominee to serve. The eight nominees receiving the greatest number of votes cast will be elected directors.

     The table set forth below lists the name and age of each of the nominees for election as director, and the positions and offices that each such person holds with the Company.

NAME                                         POSITIONS AND OFFICES WITH COMPANY          AGE
----                                         ----------------------------------          ---
Gary V. Woods........................  Chairman of the Board(1)(3)(4)                    58
Michael T. Gray......................  Director(2)                                       41
Jerrold V. Jerome....................  Director(1)(2)(3)(4)                              72
Judith R. Nelson.....................  Director(2)(4)                                    61
John R. Power, Jr....................  Director(2)(4)                                    46
George A. Roberts....................  Director(3)(4)                                    83
Fayez S. Sarofim.....................  Director                                          73
Mark E. Watson III...................  President, Chief Executive Officer and            37
                                       Director(1)(3)

---------------

(1) Member of the Executive Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Member of the Investment Committee of the Board of Directors.

(4) Member of the Compensation Committee of the Board of Directors.

REQUIRED VOTE

     Under Delaware law and the Company's Certificate of Incorporation and Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Since there is no particular percentage of either the outstanding shares or the shares represented at the Annual Meeting required to elect a director, abstentions and broker non-votes will have the same effect as the failure of shares to be represented at the Annual

Meeting, except that the shares subject to such abstentions or non-votes will be counted for purposes of determining whether there is a quorum for taking stockholder action. Holders of Common Stock do not have cumulative voting rights in the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR SUCH NOMINEES AS DIRECTORS.

BUSINESS EXPERIENCE OF NOMINEES

     Gary V. Woods has been a director of the Company since March 2000 and Chairman of the Board of Directors since April of 2001. He has been President of McCombs Enterprises for more than the last five years. Mr. Woods currently serves on the Boards of Ilex Oncology, Inc. and the Cancer Therapy and Research Center.

     Michael T. Gray has been a director of the Company since June 1999. He has been President and a director of The Gray Insurance Company for more than the last five years. He currently is Chairman and CEO of the Delta Title Corporation and a Director of the Louisiana Insurance Guaranty Association.

     Jerrold V. Jerome, a retired executive, has been a director of the Company since October 1998 and was Chairman of the Board of Directors from April 2000 to April 2001. He was Chairman of the Board of Directors of Unitrin, Inc. from February 1994 to December 1998 and remains a director of Unitrin, Inc.

     Judith R. Nelson has been a director of the Company since January 2000. She is a retired executive. Ms. Nelson was employed at Teledyne, Inc. until l997 where she held the position of General Counsel and Corporate Secretary.

     John R. Power, Jr. has been a director of the Company since January 2000. He currently is President of the Patrician Group, a private investment firm located in Lisle, Illinois. Mr. Power currently serves as a board member of Case Corporation's financial subsidiary.

     George A. Roberts, a retired executive, has been a director of the Company since 1986 and was Chairman of the Board of Directors of the Company from December 1998 to April 2000. He is currently a director of the Internet Law Library.

     Fayez S. Sarofim has been a director of the Company since 1986. He has been the Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor for more than the last five years. He is currently a director of Kinder Morgan Inc. and Unitrin, Inc.

     Mark E. Watson III has been a director of the Company since June 1999 and the Company's President and Chief Executive Officer since January 2000. Mr. Watson joined the Company as Vice President in September 1999. He is a principal of Aquila Capital Partners, a San Antonio, Texas based investment firm, and served from 1992 to 1998 as a director and Executive Vice President, General Counsel and Secretary of Titan Holdings, Inc., a property and casualty insurance company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     During 2001, the standing Committees of the Board of Directors were the Executive Committee, the Audit Committee, the Investment Committee and the Compensation Committee. The Company does not have a nominating committee; this function is handled by the full Board of Directors. The Executive Committee consists of Messrs. Woods, Jerome and Watson. Except for certain powers which, under Delaware law, may only be exercised by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company. The Audit Committee consists of Ms. Nelson and Messrs. Gray, Jerome and Power. Ms. Nelson and Messrs. Gray, Jerome and Power are each an "independent director" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee operates pursuant to a written charter and is responsible for monitoring and overseeing the Company's internal auditing procedures and internal controls, as well as the independent audit of the Company's consolidated financial statements by the Company's independent auditors, Arthur Andersen LLP ("Arthur Andersen"). The Audit Committee also reviews audit and non-audit fees paid to Arthur Andersen. The Investment Committee consists of Messrs. Woods, Jerome, Roberts and Watson. The Investment Committee sets the Company's investment policy. All investment transactions are ratified by the full Board of Directors. The Compensation Committee consists of Messrs. Power, Jerome, Roberts, Woods and Ms. Nelson. The Compensation Committee determines, approves and reports to the Board of Directors on the annual compensation of the executive officers. The full Board of Directors approves all actions related to the Company's Stock Incentive Plan.

     Between January 1, 2001 and December 31, 2001 the Board of Directors met 4 times, the Executive Committee did not meet, the Audit Committee met 4 times, the Compensation Committee met 4 times and the Investment Committee met 5 times. During that time, all directors attended 75 percent or more of the meetings of the Board of Directors and Committees of the Board on which they serve, with the exception of Mr. Fayez Sarofim, who attended 50 percent.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries receive a retainer of $30,000 per year paid quarterly. In addition, the Chairmen of the Executive, Audit and Compensation Committees receive a retainer of $20,000 per year paid quarterly. Other non-employee members of the Executive and Audit Committees receive a retainer of $8,000 per year paid quarterly and non-employee members of the Compensation Committee receive $1,500 for attendance at each meeting of that committee. All non-employee directors receive an additional $1,500 for attendance at each meeting of the Board of Directors. Directors who are not employees receive a yearly stock option grant to purchase 3,000 shares of Common Stock, pursuant to a plan and resolution approved by the stockholders in 1999.

                               EXECUTIVE OFFICERS

     The following table sets forth, for each executive officer of the Company, such person's name, age and position with the Company and its principal subsidiaries. Each such executive officer serves at the pleasure of the Board of Directors.

NAME                                                      POSITION                       AGE
----                                                      --------                       ---
Mark E. Watson III...................  President and Chief Executive Officer             37
Byron L. LeFlore, Jr. ...............  Vice President, Secretary and General Counsel     38
Mark W. Haushill.....................  Vice President, Treasurer and Chief Financial     40
                                       Officer
James M. Richter.....................  Vice President, Human Resources                   49

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     Mark E. Watson III has been President and Chief Executive Officer of Argonaut Group since January 2000. See "Election of Directors -- Business Experience of Nominees" above for a description of Mr. Watson's business experience.

     Byron L. LeFlore, Jr. joined Argonaut Group in April 2001 and was appointed Vice President, Secretary and General Counsel in July 2001. Prior to joining Argonaut Group, Mr. LeFlore was a partner in the national law firm of Arter & Hadden where he practiced corporate law and business litigation and served as outside counsel for public and private concerns. He is a member of the State Bar of Texas and admitted to practice before Texas federal circuit courts.

     Mark W. Haushill joined Argonaut Group in December 2000 and was appointed Vice President, Treasurer and Chief Financial Officer in January 2001. He was Secretary from January 2001 to May 2001. Prior to joining Argonaut Group, Mr. Haushill assisted in the management of the Treasury/Capital

Management operations of United Services Automobile Association (USAA) from June 1998 to December 2000. Previous to USAA, Mr. Haushill was the Vice President and Controller of Titan Holdings, Inc.

     James M. Richter joined Argonaut Group in June 2001 as Vice President of Human Resources. Prior to joining Argonaut Group, Mr. Richter served as Vice President, Human Resources for PG&E's National Energy Group from July 1997 to March 2001. Prior to PG&E he was Vice President of Human Resources for commercial business operations at Utilicorp United, Inc.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid during each of the years ended December 31, 2001, 2000 and 1999 to the Company's Chief Executive Officer and each Argonaut Group executive officer whose salary plus bonus exceeded $100,000 during the year ended December 31, 2001 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                               -------------------------
                                     ANNUAL COMPENSATION(1)                   SECURITIES    ALL OTHER
                                     -----------------------    RESTRICTED    UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)(2)   STOCK($)(3)    OPTIONS(#)      ($)(4)
---------------------------   ----   ---------   -----------   ------------   ----------   ------------
Mark E. Watson III..........  2001    394,572      100,000       672,400        50,000        3,825
  President and Chief         2000    360,000       50,000            --       350,000        3,825
  Executive Officer           1999     86,480           --            --            --        1,895
Byron L. LeFlore, Jr.(5)....  2001    106,368       25,000            --        20,000           --
  Vice President, Secretary
     and                      2000         --           --            --            --           --
  General Counsel             1999         --           --            --            --           --
Mark W. Haushill............  2001    154,689           --        58,835        10,000        3,375
  Vice President,             2000      9,711       25,000            --        25,000           --
  Treasurer and CFO           1999         --           --            --            --           --
James M. Richter(6).........  2001     93,684           --            --        25,000        1,800
  Vice President,             2000         --           --            --            --           --
  Human Resources             1999         --           --            --            --           --

---------------

(1) Amounts include cash compensation earned by executive officers, including amounts deferred under the Company's 401(k) Retirement Savings Plan.

(2) Mr. Watson's bonus for 2001 will not be paid until April 2002. Bonuses for 2001 for Messrs. LeFlore, Haushill and Richter had not been awarded as of March 1, 2002.

(3) Restricted stock grants were conditionally awarded in December 2001, subject to stockholder approval of the Company's Amended and Restated Stock Incentive Plan (see Proposal No. 2 and Appendix A). Mr. Watson was awarded 40,000 shares of Common Stock in the form of restricted stock and Mr. Haushill was awarded 3,500 shares of Common Stock in the form of restricted stock. The closing price for the Company's stock on the date of grant was $16.81.

(4) Amounts shown are the Company's contributions to the 401(k) Retirement Savings Plan, except that Mr. Watson's balance includes $563 in the Company's contributions to the Employee Stock Purchase Plan.

(5) Mr. LeFlore began employment with the Company as Corporate Counsel in April of 2001.

(6) Mr. Richter began employment with the Company as a Vice President in June of 2001.

OPTION GRANTS

     The following table sets forth certain information with respect to individual grants of stock options to the named executive officers during the year ended December 31, 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                    --------------------------------------------------------
                                    NUMBER OF
                                    SECURITIES     PERCENT OF
                                    UNDERLYING   TOTAL OPTIONS      EXERCISE
                                     OPTIONS       GRANTED TO        OR BASE                   GRANT DATE
                                     GRANTED       EMPLOYEES          PRICE       EXPIRATION     PRESENT
NAME                                  (#)(1)     IN FISCAL YEAR   ($/SHARE)(2)       DATE      VALUE($)(3)
----                                ----------   --------------   -------------   ----------   -----------
Mark E. Watson III................    50,000          6.9%            18.00        7/24/12       68,155
Byron L. LeFlore, Jr. ............    20,000          2.8%            15.70        4/24/12       22,215
Mark W. Haushill..................    10,000          1.4%            18.00        7/24/12       13,631
James M. Richter..................    25,000          3.5%            18.00         6/1/12       32,449

---------------

(1) The options granted become exercisable or vest in annual installments of 25 percent beginning on the first anniversary of the date of grant.

(2) The exercise price is payable in cash or by delivery of already owned shares of the Common Stock with a market value equal to the exercise price.

(3) Calculated using the Black-Scholes option pricing model with the following assumptions: expected volatility (24.92 percent (Apr), 25.48 percent (Jun) and 26.09 percent (Jul), the month-end share closing prices and dividends paid for the four years ending the month prior to the respective grant date), risk-free rate of return (5.66 percent (Apr), 5.53 percent (Jun) and
    5.37 percent (Jul) based on the U.S. Treasury Strip Rate as of the grant date at or as close to the expiration date as possible), dividend yield (9.29 percent (Apr), 9.28 percent (Jun) and 9.15 percent (Jul) the total dividends paid during the twelve months prior to each grant date ($1.64 per share)). Use of the Black-Scholes model should not be viewed as a forecast of the future performance of the Common Stock. Such performance will be determined by future events and unknown factors.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth certain information with respect to the exercise of options during the year ended December 31, 2001 by the named executive officers and the value of unexercised options held by the named executive officers as of December 31, 2001.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                            NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                  SHARES                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                 ACQUIRED      VALUE          FISCAL YEAR-END(#)           FISCAL YEAR-END($)(1)
                                ON EXERCISE   REALIZED   ----------------------------   ----------------------------
NAME                                (#)         ($)      EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                            -----------   --------   -----------    -------------   -----------    -------------
Mark E. Watson III............      --          --         87,500          312,500        95,188          364,063
Byron L. LeFlore, Jr. ........      --          --             --           20,000            --           77,400
Mark W. Haushill..............      --          --          6,250           28,750         7,469           38,106
James M. Richter..............      --          --             --           25,000            --           39,250

---------------

(1) Calculated using the year end per share price of $19.57

STOCK INCENTIVE PLAN

  DESCRIPTION

     The Company's Amended and Restated Stock Option Plan, previously approved by the Company's stockholders, is now referred to as the Argonaut Group, Inc. Amended and Restated Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan provides for the issuance of options to purchase Common Stock to executives and other key employees of the Company and its subsidiaries. The Stock Incentive Plan is administered by the Board of Directors or a Committee selected by the Board of Directors who meet the definition of "non-employee directors" under Section 16 of the Securities Exchange Act of 1934.

     The terms and conditions of stock options granted under the Stock Incentive Plan (including exercise price and vesting) are set forth in option agreements. The Stock Incentive Plan permits the Company to offer options which are "incentive stock options" for federal income tax purposes as well as options which are not "incentive stock options" (referred to as "non-qualified" stock options). Incentive stock options must satisfy certain requirements imposed by federal income tax law, including a requirement that the exercise price of the option be no less than the fair market value on the date of grant and that the term of the option not exceed ten years from the date of grant. To date, the Company has only issued "non-qualified" stock options pursuant to the Stock Incentive Plan.

     The Stock Incentive Plan also permits the Company to offer stock appreciation rights to officers of the Company or subsidiaries of the Company. To this date, no stock appreciation rights have been granted under the Stock Incentive Plan.

     Options and stock appreciation rights under the Stock Incentive Plan are non-transferable except by will or the laws of descent or distribution.

     The Board may amend or terminate the Stock Incentive Plan at any time but may not do so without stockholder approval if the amendment increases the number of shares that may be granted under the Stock Incentive Plan, lowers exercise prices for incentive stock options under the Stock Incentive Plan, increases the term of incentive stock options under the Stock Incentive Plan or permits the granting of options, stock appreciation rights, or restricted stock awards to individuals other than those described in the Stock Incentive Plan.

  PROPOSED CHANGES

     Currently, the Company's Stock Incentive Plan provides for the issuance of up to 3,000,000 shares of Common Stock upon the exercise of options granted under the Stock Incentive Plan. As of February 4, 2002, options to acquire 2,525,570 shares of Common Stock have already been issued under the Stock Incentive Plan, leaving options covering 474,430 shares of Common Stock remaining available for grant. The Board of Directors of the Company has amended the Stock Incentive Plan, subject to stockholder approval, to increase the number of shares of Common Stock that may be issued under the Stock Incentive Plan from 3,000,000 shares to 4,500,000 shares, to extend the termination date of the Stock Incentive Plan from March 19, 2009 to February 4, 2012 and to provide for the issuance of a maximum of 500,000 shares of Common Stock in the form of restricted stock awards (see Proposal No. 2). The 500,000 shares of Common Stock issuable as restricted stock awards are counted for purposes of determining the maximum number of shares issued under the Stock Incentive Plan. Executives, key employees, and non-employees who are not directors of the Company, are eligible to receive restricted stock awards under the Stock Incentive Plan. The terms and conditions of restricted stock awards granted under the Stock Incentive Plan (including price and vesting) are set forth in restricted stock agreements. Shares issued pursuant to a restricted stock award under the Stock Incentive Plan are non-transferable until such shares are vested and earned.

 Federal Income Tax Consequences.

     No taxable income is recognized by the optionee at the time a stock option is granted. Generally, on the date of exercise of a "non-qualified" stock option, ordinary income is recognized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount. Upon disposition of the shares acquired, an optionee generally recognizes the appreciation or depreciation on the shares after the date of exercise as either short-term or long-term capital gain or loss depending on how long the shares have been held.

     In the case of an incentive stock option, however, the optionee will generally not have taxable income (although the alternative minimum tax may apply, as described below) upon exercise. The optionee will be taxed only upon the sale of stock received on the incentive option exercise. If the optionee holds the stock for more than one year after exercise and two years after option grant, the optionee's gain will generally be capital gain, and the Company will not be entitled to a deduction for compensation paid. Any earlier sale will result at least in part in ordinary income to the employee and a deduction for the Company equal to the amount of ordinary income recognized by the employee. Depending upon a particular option holder's circumstances and the holding period of the stock after exercise of the option, there may be a favorable differential tax rate applicable to capital gains.

     Upon exercise of incentive stock options, the alternative minimum tax may apply to optionees because the excess of the fair market value of the shares received over the exercise price of an incentive stock option constitutes an item of tax preference. The alternative minimum tax may produce a higher tax than the regular income tax applicable to an optionee.

     No taxable income is recognized by the grantee, and no deduction is attributable to the Company, at the time a restricted stock award is granted. Generally, on the date the restricted shares vest, ordinary income is recognized by the grantee in an amount equal to the fair market value of the shares on the date the shares vest, and the Company receives a tax deduction for the same amount. Upon disposition of the shares acquired, the grantee generally recognizes the appreciation or depreciation on the shares after the date of vesting as either short-term or long-term capital gain or loss depending on how long the shares have been held.

     Alternatively, a grantee may elect to make an 83(b) election under Section 83 of the Internal Revenue Code of 1986, as amended with respect to a restricted stock award granted pursuant to the Stock Incentive Plan. If a grantee makes an 83(b) election with the Internal Revenue Service within 30 days from the date the restricted stock award is granted, the grantee will recognize ordinary income in an amount equal to the fair market value of the shares on the date the restricted stock award is granted, and the Company receives a tax deduction for the same amount. If the grantee makes a timely 83(b) election, the grantee will not recognize ordinary income at the time the shares vest. Upon disposition of the shares acquired, the grantee generally recognizes the appreciation or depreciation on the shares after the date of the restricted stock award grant as either short-term or long-term capital gain or loss depending on how long the shares have been held. If the grantee forfeits unvested shares, the grantee recognizes a capital loss equal to the excess (if any) of the fair market value of the shares on the date the restricted stock award is granted over any amount the Grantee receives from the Company on the forfeiture. Generally, if the grantee makes an 83(b) election and thereby recognize ordinary income on the date the restricted stock award is granted, the grantee receives no corresponding deduction or loss for the amount of ordinary income the grantee recognized if the grantee later forfeits any unvested shares.

     THE ABOVE SUMMARY OF TAX MATTERS IS GENERAL IN SCOPE AND DOES NOT APPLY TO EVERY SPECIFIC TRANSACTION WHICH MAY ARISE. MOREOVER, THE RULES OF GOVERNMENT TAXATION OF NON-QUALIFIED, INCENTIVE STOCK OPTIONS, AND RESTRICTED STOCK ARE COMPLEX, AND THE STATEMENT OF TAX CONSEQUENCES SET FORTH HEREIN IS NECESSARILY GENERAL.

PENSION PLAN

     Employees of Argonaut Group and adopting subsidiaries are provided retirement benefits under the Argonaut Group, Inc. Retirement Plan (the "Pension Plan"), a defined benefit retirement plan. The Pension Plan benefit after 30 years of participation is equal to 40% of an individual's average total annual cash compensation over the sixty consecutive months of the highest cash compensation during the one hundred twenty months preceding termination of employment. The benefit is prorated for less than 30 years of participation in the Pension Plan.

     In the case of employees who were employed by Teledyne, Inc. before October 1, 1991, Pension Plan participation will include participation in the Teledyne, Inc. Retirement Plan (the "Teledyne Plan"). Compensation for participation accrued under the Teledyne Plan will be based on cash compensation earned during the period of Teledyne employment. If an employee's participation in the Pension Plan includes participation in the Teledyne Plan and that employee will receive a benefit from the Teledyne Plan, the benefit calculated under the Pension Plan will be reduced by the benefit payable under the Teledyne Plan.

     Benefits are payable to unmarried individuals in the form of a single life annuity unless the employee elects another form of benefit. Benefits are payable to married individuals in the form of a joint and 50% survivor annuity unless another form of benefit is elected. For retirement prior to age 65, benefits are reduced on an actuarial basis according to age. Annual Plan benefits at age 65 are illustrated as follows:

                               PENSION PLAN TABLE

                                                         YEARS OF SERVICE
                                             -----------------------------------------
AVERAGE ANNUAL                                                                 30 OR
CASH COMPENSATION                               15         20         25        MORE
-----------------                            --------   --------   --------   --------
$125,000...................................  $ 25,000   $ 33,333   $ 41,667   $ 50,000
 150,000...................................    30,000     40,000     50,000     60,000
 175,000...................................    35,000     46,667     58,333     70,000
 200,000...................................    40,000     53,333     66,667     80,000
 225,000...................................    45,000     60,000     75,000     90,000
 250,000...................................    50,000     66,667     83,333    100,000
 300,000...................................    60,000     80,000    100,000    120,000
 400,000...................................    80,000    106,667    133,333    160,000
 450,000...................................    90,000    120,000    150,000    180,000
 500,000...................................   100,000    133,333    166,667    200,000
 625,000...................................   125,000    166,667    208,333    250,000

     Section 415 of the Internal Revenue Code ("Code") limits the amount of benefits payable under tax-qualified retirement plans such as the Pension Plan. For calendar year 2001, the limit was $140,000. In addition, the Code imposes an annual limit upon the amount of compensation which may be included in the calculation of a benefit from a tax-qualified plan. In 2001, the maximum includable compensation was $170,000. These limits are adjusted periodically for increases in the cost of living. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts. The Company has adopted the Argonaut Group, Inc. Pension Equalization Plan ("Pension Equalization Plan") to restore retirement benefits which would be payable under the Pension Plan (set forth in the preceding table) but for the limits imposed by the Code. An employee's benefit under the Pension Equalization Plan will be the difference between the amount calculated under the Pension Plan without limitation and the amount calculated under the Pension Plan with limitation. If an employee's participation in the Pension Plan includes participation in the Teledyne Plan and that employee will receive a benefit from both the Pension Equalization Plan and the Teledyne Pension Equalization Plan, the benefit calculated under the Pension Equalization Plan will be reduced by the benefit payable under the Teledyne Pension Equalization Plan.

     The number of years of service credited toward the determination of benefits under the Pension Plan and Pension Equalization Plan as of December 31, 2001 for Mark E. Watson III is 1.25 years, Byron L. LeFlore, Jr. -- none, Mark
W. Haushill -- none, and James M. Richter -- none.

INDEMNIFICATION

     Under its Certificate of Incorporation, Argonaut Group is obligated to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Certificate of Incorporation makes such indemnification rights contract rights and entitles directors and officers to initiate legal action against Argonaut Group to enforce such indemnification rights.

     Argonaut Group's Certificate of Incorporation also provides that, to the fullest extent permitted by Delaware law, a director shall not be liable to Argonaut or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the Certificate of Incorporation does not eliminate a director's liability for breach of the duty of loyalty, acts or omissions not in good faith, certain payments not permitted under Delaware General Corporation Law, or transactions in which the director derives an improper benefit.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 2001 all reports for the Company's executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Securities Act") were timely filed.

        APPROVAL OF THE COMPANY'S AMENDED RESTATED STOCK INCENTIVE PLAN

                                (PROPOSAL NO. 2)

     The stockholders of the Company are being asked to approve the Company's Amended and Restated Stock Incentive Plan (previously referred to as the Company's Amended and Restated Stock Option Plan) (the "Stock Incentive Plan"). For a description of the Stock Incentive Plan, see the discussion above under "Executive Officers -- Stock Incentive Plan". The Amended and Restated Stock Incentive Plan has been approved by the Board of Directors of the Company. The Board of Directors of the Company unanimously recommends that the stockholders vote for the approval of the Stock Incentive Plan.

SUMMARY OF AMENDED AND RESTATED STOCK INCENTIVE PLAN

     The principle features of the amendments adopted by the Board of Directors of the Company under the Stock Incentive Plan are summarized below. This summary, however, is not intended to be a complete discussion of all the terms of the Stock Incentive Plan. A copy of the Stock Incentive Plan is attached hereto as Appendix A.

ISSUANCE OF RESTRICTED STOCK AWARDS

     Currently, the Stock Incentive Plan does not provide for the issuance of Common Stock pursuant to a grant of a restricted stock award. The Board of Directors of the Company has approved the issuance of Common Stock pursuant to a restricted stock award under the Stock Incentive Plan, subject to stockholder approval. The Board of Directors or a committee of the Board of Directors may grant a restricted stock award to a Company executive, key employee or non-employee who is not a Company director. The Board of Directors of the Company, or a Committee thereof, has the authority to determine the number of shares of Common Stock issued pursuant to a restricted stock award and the purchase price (if any) of a share issued pursuant to a restricted stock award. The number of shares of Common Stock issuable pursuant to a restricted stock award cannot exceed Five Hundred Thousand (500,000) shares. The 500,000 share limitation is subject to the aggregate number of shares of Common Stock issuable under the Stock Incentive Plan. Shares issued pursuant to a restricted stock award under the Stock Incentive Plan are non-transferable until such shares are vested and earned. The terms and conditions of restricted stock awards granted under the Stock Incentive Plan (including price and vesting) are set forth in restricted stock agreements.

     The Board of Directors of the Company believes it is in the best interest of the Company that the Stock Incentive Plan provide the Company the flexibility to issue shares of Common Stock pursuant to restricted stock awards. This action further aligns the interests of Company executives, key employees and non-employees who are not directors of the Company with the interests of the Company's stockholders by providing them with the benefits arising from stock ownership. Additionally, this action enhances the Company's ability to retain key employees and executive officers through extended vesting provisions. In general, the Board of Directors of the Company intends to grant restricted stock awards as an alternative, and not as an increase, to the compensation of executives, key employees and eligible non-employees (for example, in lieu of all or a portion of an annual cash bonus).

EXTENSION OF THE TERMINATION DATE OF THE PLAN

     Currently, the Stock Incentive Plan provides that options may not be issued under the Stock Incentive Plan after March 19, 2009. The Board of Directors of the Company has approved the extension of the termination date to February 4, 2012, subject to stockholder approval. Pursuant to this amendment, options and restricted stock awards may be granted under the Stock Incentive Plan until February 4, 2012.

INCREASE IN SHARES SUBJECT TO THE PLAN

     Currently, the Company's Stock Incentive Plan provides for the issuance of up to 3,000,000 shares of Common Stock upon the exercise of options granted under the Stock Incentive Plan. As of February 4, 2002, options to acquire 2,525,570 shares of Common Stock have already been issued under the Stock Incentive Plan, leaving options covering 474,430 shares of Common Stock remaining available for grant. The Board of Directors of the Company has approved an increase in the total number of shares of Common Stock issuable under the Stock Incentive Plan from 3,000,000 shares to 4,500,000 shares, subject to stockholder approval. The 4,500,000 limit under the Stock Incentive Plan includes the 500,000 limit on restricted stock awards issuable under the Stock Incentive Plan.

     The Board of Directors of the Company believes that the availability of an adequate number of shares under the Stock Incentive Plan has been and in the future will be an important factor in attracting and retaining the highest caliber officers, directors and key employees. The Board of Directors of the Company believes that, given the relatively small number of shares remaining available under the Stock Incentive Plan, additional shares need to be added to the Stock Incentive Plan to ensure that sufficient shares are available for option grants and restricted stock awards.

     In voting on the increase in the total number of shares available to be issued under the Stock Incentive Plan, stockholders should bear in mind that stock options inherently provide option holders with the ability, in the event that the market price of the Common Stock is higher than or rises above the exercise price of the options, to acquire shares of Common Stock at prices that are dilutive to the equity interests and voting power of existing holders of Common Stock. Similarly, restricted stock awards issued for services provided to the Company are dilutive to the equity interests and voting power of existing holders of Common Stock. In addition, if the Board of Directors of the Company determines to grant incentive stock options pursuant to the Stock Incentive Plan, the Company would generally not be entitled to a deduction for the gain inherent in such options at the time of their exercise, and there would be certain other differences in the tax treatment of the Company and option holders and restricted stock award holders relative to non-qualified stock options and restricted stock awards.

     The following tables set forth the number of stock options received through February 4, 2002 under the Stock Incentive Plan by the named executive officers and all current executive officers as a group. No directors who are not also employees have received any grant under the Stock Incentive Plan.

                                                            TOTAL OPTIONS    PERCENTAGE OF
                                                               GRANTED          GRANTED
NAME                                                        UNDER THE PLAN   TOTAL OPTIONS
----                                                        --------------   -------------
Mark E. Watson III........................................     400,000           15.8%
Byron L. LeFlore, Jr. ....................................      20,000             .8%
Mark W. Haushill..........................................      35,000            1.4%
James M. Richter..........................................      25,000            1.0%
All executive officers as a group (4 persons).............     480,000           19.0%

     The following table sets forth the number of restricted stock awards received through February 4, 2002 under the Stock Incentive Plan, subject to stockholder approval, by the named executive officers and all current executive officers as a group. Directors who are not employees are not eligible to receive restricted stock grants under the Stock Incentive Plan.

                                                       TOTAL SHARES GRANTED
                                                            PURSUANT TO         PERCENTAGE OF
                                                      RESTRICTED STOCK AWARDS   TOTAL SHARES
NAME                                                      UNDER THE PLAN           GRANTED
----                                                  -----------------------   -------------
Mark E. Watson III..................................          40,000                49.0%
Byron L. LeFlore, Jr. ..............................             -0-                 -0-
Mark W. Haushill....................................           3,500                 4.3%
James M. Richter....................................             -0-                 -0-
All executive officers as a group (4 persons).......          43,500                53.3%

REQUIRED VOTE

     Approval of the Board of Directors' action in amending the Stock Incentive Plan requires the affirmative vote of the holders of at least a majority of the shares of Common Stock outstanding represented and voting at the Meeting and cast on this Proposal. Broker abstentions and non-votes will have the effect of a vote against the Proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDED AND RESTATED STOCK INCENTIVE PLAN AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this proxy statement, in whole or in part, this Compensation Committee Report on Executive Compensation and the Performance Graph on page 18 shall not be incorporated by reference into any such filings.

GENERAL

     The Argonaut Group Board of Directors has established a Compensation Committee with authority to set all forms of compensation of the Company's executive officers except the grant of stock options. The full Board retains the administration of the Company Stock Incentive Plan (including any successor plan) and makes the determination of persons to whom options may be granted.

COMPENSATION PHILOSOPHY

     The Board's compensation philosophy is to reward executive officers for the achievement of short and long-term corporate and individual performance, as measured by the attainment of specific goals for the creation of long-term stockholder value. Also, to ensure that Argonaut is strategically and competitively positioned for the future, the Compensation Committee has the discretion to attribute significant weight to other factors in determining executive compensation, such as maintaining competitiveness, expanding markets, pursuing growth opportunities and achieving other long-range business and operating objectives. The level of compensation should also allow the Company to attract, motivate, and retain talented executive officers who contribute to the long-term success of the Company. The compensation of the chief executive officer and other executive officers of the Company comprises cash compensation and long-term incentive compensation in the form of stock options.

TOTAL COMPENSATION FOR EXECUTIVES

     For 2001, the Company's total compensation for executive officers consists of the following components: base salary, annual incentives, and long-term incentives. In setting 2001 compensation, the Committee considered the specific factors discussed below:

  BASE SALARY

     In setting the executive officers base salaries for 2001, the Committee considers the performance of the executive officers' respective business units, as well as individual performance. Base salaries are targeted to approximate the average base salaries paid to executives of similar companies for each position. To ensure that each executive is paid appropriately, the Committee considers the executive's level of responsibility, prior experience, overall knowledge, contribution to business results, executive pay for similar positions in other companies and executive pay within the Company.

  ANNUAL INCENTIVES

     While annual incentive awards paid to executive officers are discretionary, the Committee has established specific goals for each executive officer to measure both individual performance and business results. In particular, the Committee considers the performance of the executive officer's business unit as well as individual success in achieving specific personal goals. Targets for measuring both business unit results and achievement of personal goals are set at the beginning of the year, after review by the officer's immediate superior and the Committee. Areas considered include achieving specific objectives such as operating income, net cash flow from operations, profitable new business, retention of current business, and the efficient operation of the executive officer's department. Bonuses are generally awarded prior to the end of April of a given year for results in the preceding year.

  LONG-TERM INCENTIVES

     Long-term incentives are provided in accordance with the Stock Incentive Plan. The purpose of the Stock Incentive Plan is to provide executive officers with the incentive to maximize stockholder value by creating a direct link between executive compensation and long-term stockholder return. The Board meets to discuss the grant of stock options and, if the amendment to the Stock Incentive Plan is approved, will meet to discuss the grant of restricted stock awards, at least annually, with each executive officer being considered for an award periodically at the sole discretion of the Board.

     In determining the amount of options or restricted stock awards, if any, to be granted in a fiscal year under the Stock Incentive Plan, the Board has considered the same factors set forth above, as well as the amount of stock options previously granted.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Watson's annual base salary for 2001 was $400,000. During 2001 he also received an annual incentive award in the amount of $50,000 for 2000 performance and a stock option award of 50,000 options. In December, 2001 the Board of Directors authorized and awarded an annual incentive award of $100,000 for 2001 performance and conditionally awarded him 40,000 shares of restricted stock, subject to stockholder approval of the Company's Amended and Restated Stock Incentive Plan. The Committee considered Mr. Watson's contribution to business results, and the compensation of others in the industry in comparable positions, in establishing his base salary, annual incentive compensation, and recommended stock option/restricted stock grants.

                                          COMPENSATION COMMITTEE:

                                          John R. Power, Jr., Chairman
                                          Jerrold V. Jerome
                                          Judith R. Nelson
                                          George A. Roberts
                                          Gary V. Woods

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The following non-employee directors, Messrs. Power, Jerome, Roberts, Woods and Ms. Nelson served as members of the Compensation Committee of the Company during the fiscal year ended December 31, 2001. The entire Board of Directors administered the Company's Stock Incentive Plan during the fiscal year ended December 31, 2001.

FAYEZ SAROFIM & CO.

     The Company and Fayez Sarofim & Co. ("Investment Manager") are parties to an agreement dated November 11, 1995 (the "Investment Management Agreement"), whereby the Investment Manager has agreed to make investment decisions with respect to and otherwise manage certain funds deposited by the Company for that purpose. The Investment Manager is owned 100% by the Sarofim Group, Inc. the majority of which is owned by Fayez Sarofim, a director of the Company. The Company has deposited $100 million into the managed account. Under the Investment Management Agreement, the Investment Manager is entitled to a fee, calculated and payable quarterly based upon a graduated schedule with a maximum rate of 0.75% and a minimum rate of 0.20%. The average fee as of December 31, 2001 was approximately 0.26% per annum of the market value of the currently managed equity assets, and 0.20% per annum of the market value of fixed income assets. Currently no fixed assets are being managed. The Investment Management Agreement does not have a specified term but is terminable by either party at any time on 30 days advance written notice. Argonaut Group paid Fayez Sarofim & Co. $568,741 for services provided in 2001.

     The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors is composed of Ms. Nelson and Messrs. Gray, Jerome and Power.

     The Audit Committee has reviewed and discussed the Company's consolidated financial statements with management. The Audit Committee has discussed with its independent auditors, Arthur Andersen LLP ("Arthur Anderson"), the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU sec. 380). The Audit Committee has received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with Arthur Andersen that firm's independence.

     Based upon the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE:

                                          Judith R. Nelson, Chairman
                                          Michael T. Gray
                                          Jerrold V. Jerome
                                          John R. Power, Jr.

                               PERFORMANCE GRAPH

     The graph below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock with the cumulative total return of companies in the Standard and Poor's 500 Index and the SNL Property Casualty Insurance Index. The graph assumed $100 invested on January 1, 1996 in stock of the Corporation and the companies on each of these indices.

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                              [PERFORMANCE GRAPH]

                                                Period Ending
                       ---------------------------------------------------------------
--------------------------------------------------------------------------------------
       Index           12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
--------------------------------------------------------------------------------------
 Argonaut Group,
  Inc.                  100.00     115.95      88.41      76.47      88.66      89.42
 S&P 500                100.00     133.37     171.44     207.52     188.62     166.22
 SNL Property &
  Casualty Insurance
  Index                 100.00     143.72     139.10     103.42     148.33     148.01
--------------------------------------------------------------------------------------

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

PREVIOUS INDEPENDENT ACCOUNTANTS

     On March 25, 2002, the Company decided not to reappoint Arthur Andersen LLP ("Andersen") as its independent auditors to audit the Company's consolidated financial statements for the year ended December 31, 2002. The decision was recommended to the Board of Directors by the Audit Committee and approved by the Board of Directors. The decision to change independent auditors was the result of a competitive bidding process for such audit services planned by the Company since the fourth quarter of 2001 and conducted during the first quarter of 2002. The current circumstances surrounding Andersen were considered as part of the evaluation process.

     Andersen's reports on the Company's consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the years ended December 31, 2001 and 2000 and through March 25, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which agreements, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter of such disagreements in connection with their report on the Company's consolidated financial statements for such years. During the years ended December 31, 2001 and 2000 and through March 25, 2002, there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

     The Company provided Andersen with a copy of the foregoing disclosures. Attached, as Appendix B hereto is a letter dated March 25, 2002 from Andersen to the Securities and Exchange Commission stating its agreement with such disclosures.

     It is expected that a representative of Andersen will be present at the Annual Meeting. Such representative will be afforded an opportunity to make a statement if he or she desires to do so and will be available for the purpose of responding to appropriate questions.

NEW INDEPENDENT ACCOUNTANTS

     On March 25, 2002, the Company appointed Ernst & Young LLP ("Ernst & Young") to serve as its independent auditors to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2002. The decision was recommended to the Board of Directors by the Audit Committee and approved by the Board of Directors at the conclusion of a competitive bidding process.

     Ernst & Young was Front Royal's auditor prior to the Company's acquisition of Front Royal and Andersen relied on Ernst & Young to audit two of the subsidiaries acquired as part of the Front Royal acquisition, Colony and Rockwood, for the period August 31, 2001 through December 31, 2001.

     During the years ended December 31, 2001 and 2000 and through March 25, 2002, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     It is expected that a representative of Ernst & Young will be present at the Annual Meeting. Such representative will be afforded an opportunity to make a statement if he or she desires to do so and will be available for the purpose of responding to appropriate questions.

AUDIT FEES

     The aggregate fees billed to the Company by Andersen for professional services rendered for the audit of the Company's consolidated financial statements for the year ended December 31, 2001 and the review of the Company's consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 were $185,400. The aggregate fees billed to the Company by Ernst & Young for professional services rendered for the audit of Colony's and Rockwood's financial statements for the period from August 31, 2001 to December 31, 2001 were $125,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

     There were no fees billed to the Company by Andersen or Ernst & Young for professional services rendered for financial information systems design and implementation for the year ended December 31, 2001.

ALL OTHER FEES

     Other than the fees listed above, Andersen billed the Company $34,465 for services rendered for the year ended December 31, 2001. Other than the fees listed above there were no fees billed to the Company by Ernst & Young for services rendered for the year ended December 31, 2001.

     The Audit Committee has considered whether the provision of services, other than audit services, to the Company by Andersen is compatible with maintaining Andersen's independence and whether the provision of services, other than audit services, to the Company by Ernst & Young is compatible with maintaining Ernst & Young's independence.

                                   FORM 10-K

     Enclosed with the mailing of this proxy statement, the Company is furnishing to each of its stockholders a copy of its Annual Report to Stockholders for the fiscal year ended December 31, 2001. Stockholders entitled to vote at the Annual Meeting may obtain a copy of the Company's Annual Report on Form 10-K for the year ended 2001, without charge, upon written request to Byron L. LeFlore, Jr., Secretary, Argonaut Group, Inc., 10101 Reunion Place, Suite 800, San Antonio, Texas 78216.

                       STOCKHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF STOCKHOLDERS

     In accordance with the rules established by the SEC, any stockholder proposal submitted pursuant to Rule 14a-8 intended for inclusion in the proxy statement and form of proxy for next year's annual meeting of stockholders must be received by Argonaut Group no later than December 6, 2002. Proposals should be submitted to Byron L. LeFlore, Jr., Secretary, Argonaut Group, Inc., 10101 Reunion Place, Suite 800, San Antonio, Texas 78216. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and must be a proper subject for stockholder action under Delaware law.

                                 OTHER MATTERS

     The management of the Company knows of no other matters which may come before the Annual Meeting. However, if any matters other than the election of directors should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          BYRON L. LEFLORE, JR.
                                          Secretary

April 5, 2002

                                                                      APPENDIX A

                              ARGONAUT GROUP, INC.
                   AMENDED AND RESTATED STOCK INCENTIVE PLAN
                   (AS AMENDED AND RESTATED FEBRUARY 4, 2002)

PURPOSE.

     The purpose of this amended and restated Stock Incentive Plan (the "Plan") of Argonaut Group, Inc., a Delaware corporation (the "Company"), is to secure for the Company and its stockholders the benefits arising from stock ownership by selected executive and other key employees of the Company or its subsidiaries and such other persons as the Board of Directors of the Company, or Committee thereof constituted for the purpose, may from time to time determine. This Plan amends and restates in its entirety the Company's Amended and Restated Stock Option Plan (as amended and restated effective March 16, 1999, and as further amended effective April 25, 2000). The Plan will provide a means whereby (i) such employees may purchase shares of the Common Stock of the Company pursuant to options which will qualify as "incentive stock options" under Section 422 of the Internal Revenue Code, as amended (the "Code"), (ii) such employees or other persons may purchase shares of the Common Stock of the Company pursuant to "non-incentive" or "non-qualified" stock options, (iii) such employees who are also officers of the Company or its subsidiaries may receive shares of the Common Stock of the Company, or cash in lieu thereof, pursuant to stock appreciation rights granted in tandem with such options, and (iv) such employees or other persons may receive awards of Common Stock of the Company pursuant to restricted stock grants. Awards of stock options as described in clauses (i) and
(ii) above and restricted stock awards as described in clause (iv) above are sometimes collectively referred to in this Plan as "Stock Awards."

ADMINISTRATION.

     The Plan shall be administered by the Board of Directors of the Company (the "Board of Directors") or by a Committee consisting of two or more persons, all of whom are "Non-Employee Directors", to whom administration of the Plan has been duly delegated (the "Committee"). For these purposes, a "Non-Employee Director" shall have the meaning set forth in Rule 16b-3 adopted pursuant to the Securities and Exchange Act of 1934 (the "Exchange Act"). Any action of the Board of Directors or the Committee with respect to administration of the Plan shall be taken by a majority vote or written consent of its members.

     Subject to the provisions of the Plan, the Board of Directors or Committee shall have authority (i) to construe and interpret the Plan, (ii) to define the terms used therein, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to determine the individuals to whom and the time or times at which Stock Awards shall be granted, whether Stock Awards consisting of stock options will be incentive stock options or non-qualified stock options, whether to include a stock appreciation right with an option and the terms of such rights, the number of shares to be subject to each Stock Award, the purchase price (if any) for Stock Awards consisting of restricted stock, the exercise price for Stock Awards consisting of stock options, the service, performance and/or vesting requirements applicable to Stock Awards, the number of installments, if any, in which Stock Awards consisting of stock options may be exercised, and the duration of each Stock Award consisting of stock options,
(v) to approve and determine the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of the Plan, and (vi) to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board of Directors or Committee shall be binding and conclusive on all participants in the Plan and their legal representatives and beneficiaries.

SHARES SUBJECT TO THE PLAN.

     Subject to adjustment as provided in paragraph 16 hereof, the shares to be issued under the Plan shall consist of the Company's authorized but unissued Common Stock, and the aggregate amount of such stock which may be issued under the Plan (including pursuant to any options granted pursuant to the Company's 1986 Stock Option Plan prior to its amendment and restatement) shall not exceed Four Million Five Hundred

Thousand (4,500,000) of such shares; provided, that Stock Awards consisting of restricted stock grants shall not constitute more than Five Hundred Thousand (500,000) shares of such aggregate share amount. If any option granted under the Plan (including any options granted pursuant to the Company's Amended and Restated Stock Option Plan prior to its amendment and restatement) shall expire or terminate for any reason (other than surrender at the time of exercise of a related stock appreciation right provided for in paragraph 8 hereof), without having been exercised in full, or if any shares subject to a restricted stock grant under the Plan are not earned and are thereby forfeited to the Company, such unpurchased or unearned shares shall again be available for Stock Awards to be granted under the Plan.

ELIGIBILITY AND PARTICIPATION.

     All executive and other key employees of the Company or of any subsidiary corporation (as defined in Section 424(f) of the Code) shall be eligible for selection to fully participate in the Plan, except that only such employees who are also officers of the Company or a subsidiary of the Company shall be eligible to receive stock appreciation rights. Directors of the Company who are not regular employees of the Company are not eligible to participate in the Plan. Other non-employees may participate in the Plan with respect to non-qualified stock options and/or restricted stock awards, but only selected executives and other key employees of the Company or a subsidiary may receive incentive stock options under the Plan. An individual who as been granted a Stock Award may, if such individual is otherwise eligible, be granted an additional Stock Award or Stock Awards (pursuant to the Plan or any other plan or plans of the Company) if the Board of Directors or Committee shall so determine, subject to the other provisions of the Plan. No incentive stock option may be granted to any person who, at the time the incentive stock option is granted, owns shares of the Company's outstanding Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (and of its affiliates if applicable), unless the exercise price of such option is at least 110 percent (110%) of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

     All Stock Awards granted under the Plan shall be granted within ten years from February 4, 2002.

DURATION OF OPTIONS.

     Each option and all rights associated therewith shall expire on such date as the Board of Directors or Committee may determine, and shall be subject to earlier termination as provided herein; provided, however, that in the case of incentive stock options, each incentive stock option and all rights associated therewith shall expire in any event within ten (10) years of the date on which such incentive stock option is granted.

PURCHASE PRICE.

     The purchase price (if any) applicable to restricted stock awards shall be determined by the Board of Directors or the Committee. The exercise price for the stock covered by each option shall be determined by the Board of Directors or the Committee, but in the case of incentive stock options, shall not be less than one hundred percent (100%) of the fair market value of such stock on the date the incentive stock option is granted. The exercise price of the shares upon exercise of an option shall be paid in full at the time of exercise (i) in cash or by certified, cashier's or personal check payable to the order of the Company or (ii) by delivery of shares of Common Stock of the Company already owned by, and in the possession of the option holder, or any combination thereof. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value determined (in accordance with paragraph 9 hereof) as of the close of business on the date of exercise (or if such date is not a business day, as of the close of the business day immediately preceding such date).

EXERCISE OF OPTIONS.

     The aggregate fair market value (determined at the time the options are granted) of the shares covered by incentive stock options granted to any one employee under this Plan or any other incentive stock option plan of the Company which may become exercisable for the first time in any one calendar year shall not exceed $100,000; provided, however, that if the Code or the regulations thereunder shall permit a greater amount of incentive stock options to vest in any calendar year, then such higher limit shall be applicable, subject to the provisions of the specific option agreement. Subject to the foregoing, each option granted under this Plan shall be exercisable in such installments during the period prior to its expiration date as the Board of Directors or Committee shall determine; provided that, unless otherwise determined by the Board of Directors or Committee, if the option holder shall not in any given installment period purchase all of the shares which the option holder is entitled to purchase in such installment period, then the option holder's right to purchase any shares not purchased in such installment period shall continue until the expiration date or sooner termination of the option holder's option. Any option may be exercised for a fraction of a share and no partial exercise of any option may be for less than one hundred (100) shares.

STOCK APPRECIATION RIGHTS.

     If deemed appropriate by the Board of Directors or the Committee, any stock option granted to an officer of the Company or a subsidiary of the Company may be coupled with a stock appreciation right at the time of the grant of the option, or, the Board of Directors or Committee may grant a stock appreciation right to any such officer at any time after granting an option to such officer prior to the end of the term of such associated option. Such stock appreciation right shall be subject to such terms and conditions not inconsistent with the Plan as the Board of Directors or Committee shall impose, provided that:

     A stock appreciation right shall be exercisable to the extent, and only to the extent, the associated option is exercisable and shall be exercisable only for such period as the Board of Directors or Committee may determine (which period may expire prior to the expiration date of the option);

     A stock appreciation right shall entitle the option holder to surrender to the Company unexercised the option to which it is related, or any portion thereof, and to receive from the Company in exchange therefor that number of shares (rounded down to the nearest whole number) having an aggregate value equal to the excess of the fair market value of one share (determined as thereinafter provided) over the option price per share specified in such option multiplied by the number of shares subject to the option, or portion thereof, which is so surrendered; and

     The Board of Directors or Committee may elect to settle, or the stock appreciation right may permit the optionee to elect to receive (subject to approval by the Board of Directors or Committee), any part or all of the Company's obligation arising out of the exercise of a stock appreciation right by the payment of cash equal to the aggregate fair market value of that part or all of the shares it would otherwise be obligated to deliver, provided that in no event shall cash be payable upon exercise of a stock appreciation right unless the transaction is exempt from the operation of Section 16(b) of the Exchange Act.

FAIR MARKET VALUE OF COMMON STOCK.

     The fair market value of a share of Common Stock of the Company shall be determined for purposes of the Plan by reference to the closing price on the principal stock exchange on which such shares are then listed or, if such shares are not then listed on an exchange, by reference to the closing price (if a National Market Issue) or the mean between the bid and asked price (if other over-the-counter issue) of a share as supplied by the National Association of Securities Dealers through NASDAQ (or its successor in function), in each case as reported by The Wall Street Journal, for the date on which the Stock Award or stock appreciation right is granted or exercised, or if such date is not a business day, for the business day immediately preceding such date (or, if for any reason no such price is available, in such other manner as the Board of Directors or the Committee may deem appropriate to reflect the then fair market value thereof).

WITHHOLDING TAX.

     Upon (i) the disposition by an employee or other person of shares of Common Stock acquired pursuant to the exercise of an incentive stock option granted pursuant to the Plan within two years of the granting of the incentive stock option or within one year after exercise of the incentive stock option, (ii) the exercise of "non-incentive" or "non-qualified" options, (iii) the exercise of a stock appreciation right, or (iv) the grant date or date on which shares subject to a restricted stock award vest or otherwise cease to be subject to a substantial risk of forfeiture, the Company shall have the right to (a) require such employee or such other person to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such shares or (b) deduct from all amounts paid in cash with respect to the exercise of a stock appreciation right the amount of any taxes which the Company may be required to withhold with respect to such cash amounts.

NONTRANSFERABILITY.

     A Stock Award (and any accompanying appreciation right) granted under the Plan shall, by its terms, be non-transferable by the holder (in the case of Stock Awards consisting of restricted stock grants, until such shares are vested and earned), either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution, and, in the case of Stock Awards consisting of stock options, shall be exercisable during the option holder's lifetime only by the option holder, regardless of any community property interest therein of the spouse of the option holder, or such spouse's successors in interest. If the spouse of the option holder shall have acquired a community property interest in such option (or accompanying stock appreciation right), the option holder, or the option holder's permitted successors in interest, may exercise the option (or accompanying stock appreciation right) on behalf of the spouse of the option holder or such spouse's successors in interest.

CERTAIN SECURITIES LAWS MATTERS.

     At the discretion of the Board of Directors or Committee, any Stock Award may provide that the recipient, by accepting such Stock Award, represents and agrees, for the recipient and the recipient's permitted transferees (by will or the laws of descent and distribution), that none of the shares acquired pursuant to a Stock Award or any accompanying stock appreciation right will be acquired with a view to any sale, transfer or distribution of said shares in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any applicable state "blue sky" laws, and the recipient of such Stock Award or any person entitled to exercise any Stock Award consisting of stock options shall furnish evidence satisfactory to the Company (including a written and signed representation) to that effect in form and substance satisfactory to the Company, including an indemnification of the Company in the event of any violation of the Securities Act of 1933 or state blue sky law by such person.

TERMINATION OF EMPLOYMENT.

     If a holder of an option granted under this Plan who is employed by the Company or one of its subsidiaries ceases to be so employed for any reason other than the option holder's death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), the option holder's option (and any accompanying stock appreciation right) shall immediately become void and of no further force or effect; provided, however, that if such cessation of employment shall be due to option holder's voluntary resignation with the consent of the Board of Directors of the Company or such subsidiary, expressed in the form of a written resolution, or to option holder's retirement under the provisions of any pension or retirement plan of the Company or of such subsidiary then in effect, then, such option shall be exercisable for a period of three (3) months after the date option holder ceases to be an employee of the Company or such subsidiary (unless by its terms it sooner expires) to the extent exercisable on the date of such cessation of employment and shall thereafter expire and be void and of no further force or effect. A leave of absence approved in writing by the Board of Directors or Committee shall not be deemed a termination of employment for the purposes of this paragraph 13, but no option may be exercised during any such leave of absence, except during the first three (3) months thereof. If a recipient of a restricted stock award granted under this Plan who is employed by the Company or one of its subsidiaries ceased to be so employed for any reason, the effect on such restricted stock award will be as specified in the agreement governing the award, as determined by the Board of Directors or the Committee.

DEATH OR PERMANENT DISABILITY.

     If the holder of an incentive stock option dies or becomes permanently and totally disabled (as defined in paragraph 13) while option holder is employed by the Company or one of its subsidiaries, option holder's option (and any accompanying stock appreciation right) shall expire one (1) year after the date of such death or permanent and total disability unless by its terms it sooner expires. During such period after death, such option (and any accompanying stock appreciation right) may, to the extent that it remained unexercised (but exercisable by the option holder according to such option's terms) on the date of such death, be exercised by the person or persons to whom the option holder's rights under the option shall pass by option holder's will or by the laws of descent and distribution. The death or disability of a holder of a non-qualified stock option, or of a recipient of a restricted stock award, will have the effect specified in the individual option or restricted stock agreement as determined by the Board of Directors or the Committee.

PRIVILEGES OF STOCK OWNERSHIP.

     No person entitled to exercise any option or stock appreciation right or to receive a restricted stock award granted under the Plan shall have any of the rights or privileges of a stockholder of the Company in respect of any shares of stock issuable upon exercise of such option or stock appreciation right or in respect of such restricted stock award until certificates representing such shares shall have been issued and delivered. In the case of Stock Awards consisting of restricted stock grants, the Company shall be entitled to defer the issuance and delivery of such certificates until the shares subject to such restricted stock grants have vested and been earned. Shares subject to Stock Awards shall not be issued and delivered unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933 (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

ADJUSTMENTS.

     If the outstanding shares of the Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which Stock Awards may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised options and outstanding restricted stock awards or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in the case of outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the options but with a corresponding adjustment in the price for each share or other unit of any security covered by the options.

     Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property or more than eighty percent (80%) of the then outstanding stock of the Company to another corporation, the Plan shall terminate, and all options and stock appreciation rights theretofore granted and all restricted stock awards not theretofore earned (by time vesting, performance or otherwise, as specified in the individual restricted stock agreement governing the award, as determined by the Board of Directors or the Committee) shall terminate.

     Notwithstanding the foregoing, the Board of Directors or the Committee may provide in writing in connection with such transaction for any or all of the following alternatives (separately or in combinations): (i) for the options and any accompanying stock appreciation rights theretofore granted to become immediately exercisable, notwithstanding the provisions of paragraph 7, and/or for the restricted awards to become immediately vested and earned; (ii) for the assumption by the successor corporation of the Stock Awards and stock appreciation rights theretofore granted or the substitution by such corporation for such Stock Awards and rights of new options, rights and restricted stock awards covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) for the continuance of the Plan by such successor corporation in which event the Plan and the Stock Awards and any accompanying stock appreciation rights theretofore granted shall continue in the manner and under the terms so provided; or (iv) for the payment in cash or stock in lieu of and in complete satisfaction of such Stock Awards and rights.

     Adjustments under this paragraph 16 shall be made by the Board of Directors or Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under the Plan on any such adjustment.

     At the discretion of the Board of Directors or the Committee, any Stock Award may contain provisions to the effect that upon the happening of certain events, including a change in control (as defined by the Board of Directors or Committee in the agreement evidencing the Stock Award) of the Company, any outstanding Stock Awards and accompanying stock appreciation rights not theretofore exercisable or vested and earned shall immediately become exercisable or vested and earned in their entirety, notwithstanding any of the other provisions of the Stock Award.

AMENDMENT AND TERMINATION OF PLAN.

     The Board of Directors or the Committee may at any time suspend or terminate the Plan. The Board of Directors or the Committee may also at any time amend or revise the terms of the Plan, provided that no such amendment or revision shall, unless appropriate stockholder approval of such amendment or revision is obtained, increase the maximum number of shares in the aggregate which may be issued pursuant to Stock Awards granted under the Plan, except as permitted under the provisions of paragraph 16, or change the minimum purchase price of incentive stock options set forth in paragraph 6, or increase the maximum term of incentive stock options provided for in paragraph 5, or permit the granting of Stock Awards or stock appreciation rights to anyone other than as provided in paragraph 6.

     At any time that the federal tax law is changed or amended with respect to incentive stock options, this Plan shall be deemed automatically amended to provide to the holders of incentive stock options the full benefit of the law, as amended, without any action being taken by the Board, the Committee or the stockholders of the Company. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall, without specific actions of the Board of Directors or the Committee and the consent of the Stock Award recipient, in any way modify, amend, alter or impair any rights or obligations under any Stock Awards or accompanying stock appreciation right theretofore granted under the Plan.

EFFECTIVE DATE OF PLAN.

     Effectiveness of the Plan is subject to approval by the holders of the outstanding voting stock of the Company as hereinafter provided within twelve months from the date the Plan is adopted by the Board of Directors. The Plan shall be deemed approved by the holders of the outstanding voting stock of the Company by (i) the affirmative vote of the holders of a majority of the voting shares of the Company represented and voting at a duly held meeting at which a quorum is present or (ii) the written consent of the holders of a majority of the outstanding voting shares of the Company. Any Stock Awards granted under the Plan prior to obtaining such stockholder approval shall be granted under the conditions that the Stock Awards so granted: (1) shall not, in the case of Stock Awards consisting of stock options, be exercisable prior to such approval, and
(2) shall become null and void if such stockholder approval is not obtained.

     No Stock Awards or stock appreciation rights may be granted under the Plan unless and until (i) the Stock Awards, rights and underlying shares have been qualified with any state securities authorities, as applicable, or (ii) the Company has been advised by counsel that such Stock Awards, rights and shares are exempt from such qualification.

                                                                      APPENDIX B

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

March 25, 2002

Dear Sir/Madam:

We have read the first 4 paragraphs of Item 9 included in the December 31, 2001 Form 10-K of Argonaut Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

/s/ John W. Donovan
---------------------------------------------------------
By John W. Donovan

Copy to:
Mr. Mark W. Haushill, Vice President, Chief Financial Officer and Treasurer Argonaut Group, Inc.

                                  DETACH HERE


                                     PROXY

                              ARGONAUT GROUP, INC

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 APRIL 5, 2002


--------------------------------------------------------------------------------

     The undersigned stockholder of Argonaut Group, Inc. (the "Company") hereby appoints MARK E. WATSON III and BYRON L. LEFLORE, JR., and each of them, with the full power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all shares of Common Stock of the Company held of record by the undersigned on March 1, 2002 at the 2002 Annual Meeting of Stockholders of the Company to be held on Tuesday, April 30, 2002 at 11:00 a.m. at La Mansion del Rio Hotel, 112 College Street, San Antonio, Texas, 78205, and any adjournments or postponements thereof.

-------------                                                      -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
     SIDE                                                                SIDE
--------------------------------------------------------------------------------

ARGONAUT GROUP

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

                 -------------------
                  VOTE BY TELEPHONE
                 -------------------

                 It's fast, convenient, and immediate!
                 Call Toll-Free on a Touch-Tone Phone
                 1-877-PRX-VOTE (1-877-779-8683).

                -----------------------------------------------
                 Follow these four easy steps:

                 1. Read the accompanying Proxy
                    Statement/Prospectus and Proxy Card.

                 2. Call the toll-free number
                    1-877-PRX-VOTE (1-877-779-8683).

                 3. Enter your Voter Control Number located on
                    your Proxy Card above your name.

                 4. Follow the recorded instructions.

                -----------------------------------------------
                 YOUR VOTE IS IMPORTANT!
                 Call 1-877-PRX-VOTE anytime!


                 ------------------
                  VOTE BY INTERNET
                 ------------------

                 It's fast, convenient, and your vote is
                 immediately confirmed and posted.

                -----------------------------------------------
                 Follow these four easy steps:

                 1. Read the accompanying Proxy
                    Statement/Prospectus and Proxy Card.

                 2. Go to the Website
                    http://www.eproxyvote.com/agil

                 3. Enter your Voter Control Number located on
                    your Proxy Card above your name.

                 4. Follow the instructions provided.

                -----------------------------------------------
                 YOUR VOTE IS IMPORTANT!
                 Go to http://www.eproxyvote.com/agil anytime!

    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET


                                  DETACH HERE

    Please mark
[X] votes as in
    this example.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT DATED APRIL 6, 2002.

1. Election of Directors.

Nominees: (01) Michael T. Grey, (02) Jerrold V. Jerome, (03) Judith R. Nelson,
          (04) John R. Power, Jr., (05) George A. Roberts,
          (06) Fayez S. Sarofim, (07) Mark E. Watson, III, and
          (08) Gary V. Woods

                         FOR                     WITHHOLD
                         ALL    [ ]          [ ] FROM ALL
                       NOMINEES                  NOMINEES

            [ ]
                ------------------------------------------------
                     For all nominees except as noted above

2. Proposal to amend, the Company's Amended and Restated Stock Incentive Plan (formerly the Amended and Restated Stock Option Plan).

                          FOR     AGAINST     ABSTAIN
                          [ ]       [ ]         [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

                          FOR     AGAINST     ABSTAIN
                          [ ]       [ ]         [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

Please sign exactly as your name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Please mark, sign, and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Signature: ________________ Date: _____ Signature: ________________ Date: _____